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                                                                  Exhibit 23.01
                                                   Bigmar, Inc. 1998, Form 10-K


The Board of Directors
Bigmar, Inc.

We consent to incorporation by reference in the registration statements (No. 333-43627 and No. 333-64899) on Forms S-3 of Bigmar, Inc. of our report dated March 5, 1999, relating to the consolidated balance sheets of Bigmar, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. Our report, which appears on page F2 in the December 31, 1998, annual report on Form 10-K of Bigmar, Inc. contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and anticipates it will require additional financing to fund its operations during 1999, and these factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Columbus, Ohio
March 29, 1999